Exhibit 4.7

AMENDED AND RESTATED 2004 STOCK PLAN

Amended and Restated Effective November 30, 2012

1. PURPOSE

The Plan enables non-employee directors and professional and management employees who contribute significantly to the success of Eaton Corporation plc (the “Company”) to participate in its future prosperity and growth and to identify their interests with those of the shareholders. The purpose of the Plan is to provide long-term incentive through outstanding service to the Company and its shareholders and to assist in recruiting and retaining people of outstanding ability and initiative in non-employee director, professional and management positions. The Plan, initially adopted by Eaton Corporation as its 2004 Stock Plan (the “Eaton Plan”), was amended and restated in its current form in connection with the transaction entered into by Cooper Industries plc, Eaton Corporation, Eaton Corporation Limited, Abeiron II Limited, Turlock B.V., Eaton Inc. and Turlock Corporation, pursuant to which Eaton Corporation became a subsidiary of the Company, a company incorporated in Ireland, and the Eaton Plan, together with all awards granted thereunder, was assumed by the Company with effect from November 30, 2012.

2. ADMINISTRATION

(A) Employee Awards

With respect to employee awards, the Plan shall be administered by the Compensation and Organization Committee of the Board of Directors (the “Governance Committee”), which shall consist of at least three non-employee directors.

(B) Non-employee Director Options

With respect to non-employee director options, the Plan shall be administered by the Governance Committee of the Board of Directors, which shall consist of at least three non-employee directors.

(C) Authority of Committees

With respect only to those awards for which it has administrative responsibility, the Committee and the Governance Committee shall each have complete authority (except as otherwise expressly provided herein) to interpret all provisions of the Plan consistent with law, to determine the type and terms of awards consistent with the provisions of the Plan, to prescribe the form of instruments evidencing awards, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for its administration of the Plan. The determinations of each committee shall be final and conclusive. The committees may act by resolution or in any other manner permitted by law. The Committee may delegate its authority to officers of the Company with respect to the granting of awards to employees who are not officers or directors of the Company.

3. SHARES AVAILABLE

The aggregate of (a) the number of Company ordinary shares, nominal value $.01 per share (“shares”) delivered by the Company in payment and upon exercise of awards to employees and non-employee directors (plus any Eaton Corporation common stock that was issued in settlement of outstanding awards under the Eaton Plan prior to its assumption by the Company) and (b) the number of shares subject to outstanding awards to employees and non-employee directors shall not exceed 7,000,000 at any one time, subject to adjustments as authorized herein. Shares related to awards that are forfeited, terminated, unexercised upon expiration, settled in cash in lieu of shares or in such manner that all or some of the shares covered by an award are not issued, or exchanged for awards that do not involve shares, shall immediately become available for other awards. Shares available for awards may consist, in whole or in part, of authorized and unissued shares or treasury shares.

The maximum aggregate number of shares or share units underlying options or related to other awards that may be granted to any employee during any three consecutive calendar year period is 1,200,000. No more than 40% of the total number of shares authorized for delivery under the Plan may be granted as performance shares, restricted shares, stock appreciation rights or other share-based awards (other than stock options). In addition, no more than 5% of the total number of shares authorized for delivery under the Plan may be granted as performance shares, restricted shares, stock appreciation rights or other share-based awards (other than stock options) which vest within less than one year after the date of grant. With respect to such awards in excess of 5% of the total number of such authorized number of shares, the vesting period must exceed one year, with no more than one third of shares becoming vested at the end of each of the twelve-month periods following the date of grant.

Awards may be made under the Plan at any time after approval of the Plan by shareholders at the 2004 annual meeting until December 31, 2013 or until the termination of the Plan in accordance with the terms hereof if earlier.

4. ELIGIBILITY FOR AWARDS

Any non-union salaried employee (including officers) of the Company or any of its subsidiaries may be granted an award. The Committee (a) will designate employees to whom grants are to be made, (b) will specify the number of options, stock appreciation rights, performance shares, restricted shares or other share-based awards subject to each grant, and (c) subject to Section 5(C), will specify the price of the award. Non-employee directors are eligible to receive stock options as provided under Section 5(B).

5. STOCK OPTIONS

(A) Employee Stock Options

Grants. The Committee may grant to eligible employees (i) options which are intended to qualify as incentive stock options (“Incentive Stock Options”) under the Internal Revenue Code, or (ii) options which are not intended to qualify as Incentive Stock Options. Each option will give the employee the right to purchase a designated number of the Company’s shares. The aggregate fair market value (at the time of grant) of shares for Incentive Stock Options under all plans of the Company which become initially exercisable by an employee during any calendar year shall not exceed $100,000 (or such other amount as may be provided by the Internal Revenue Code or regulations thereunder).

Exercise. Each option shall be exercisable on such date or dates, during such period and for such number of shares, as shall be determined by the Committee as of the date of grant, although grants to employees subject to Section 16(b) of the Securities Exchange Act of 1934 (“Section 16b”) shall not be exercisable for at least six months after those options are granted. The Committee may, in its sole discretion, accelerate the times when an option may be exercised and the Management Compensation Committee (comprised of Company officers) may do likewise for employees who are not subject to Section 16b.

(B) Non-employee Director Stock Options

Grants. Subject to approval of the Plan by shareholders at the 2002 annual meeting, each person who at that meeting or thereafter first becomes a non-employee director automatically shall be granted an option for 10,000 shares upon the date of his or her election. On each granting date that each non-employee director continues to serve in that capacity, beginning in the year after that director receives his or her initial grant, he or she shall automatically be granted an option for a number of shares equal to the quotient resulting from dividing (i) four times the annual retainer for each non-employee director in effect on the granting date, by (ii) the closing price of an Eaton share on the New York Stock Exchange on the last business day immediately preceding the granting date. The granting date is the Tuesday immediately before the fourth Wednesday of each January. Notwithstanding anything to the contrary herein, no non-employee director shall receive an initial grant or a continuing grant for a particular year if that director receives such a grant under any other stock plan of the Company.

Term. The term of each option shall expire ten years from the date of grant.

Exercise. An option shall become fully exercisable six months following the date of grant.

(C) Price

Each employee option and each non-employee director option shall state the number of shares to which it pertains and the option price. The option price shall be the fair market value of the shares subject to the option on the date of grant. The fair market value shall be the mean of the high and low prices as quoted on the New York Stock Exchange Composite Transactions.

(D) Payment

The price at which shares may be purchased upon exercise of an employee option or non-employee director option shall be paid in cash, or, if permitted by the terms of the option, by means of tendering shares or other consideration valued at fair market value on the date of exercise, or any combination thereof. The appropriate committee shall determine acceptable methods of tendering shares or other consideration. Delivery of shares by the Company to the option holder upon exercise of an option may be deferred, as authorized by the appropriate committee.

6. PERFORMANCE SHARES

The Committee may grant performance shares to any eligible employee for no cash consideration, if permitted by applicable law, or for such consideration as may be determined by the Committee and specified in the grant. The Committee shall establish award periods and shall establish the number of performance shares to be earned if Company performance objectives are met. The performance objectives shall be stated in terms of cash flow return on gross capital employed in the Company’s business (“CFR”). CFR equals the total of net income plus depreciation and after-tax net interest divided by the total of capital plus accumulated depreciation (minus goodwill and short-term investments). After performance shares have been awarded and performance objectives have been established, the Committee may not increase the number of performance shares that may be earned by any employee upon attainment of those performance objectives within a performance period. The actual levels of CFR to be achieved, and the length of the performance period and, subject to the requirements of Section 3, other terms and conditions of the performance shares, shall be determined by the Committee. To the extent performance shares are forfeited or the grant of performance shares has expired or is surrendered, canceled or terminated, the shares subject to the grant shall be available for future grants if within other Plan limitations.

7. OTHER AWARDS

In limited circumstances where the Committee determines that the use of stock options is inadvisable for tax or other regulatory reasons, it may grant stock appreciation rights to eligible employees. Stock appreciation rights entitle the holder, upon exercise, to receive a number of shares or cash, as the Committee may determine, equal to the increase in fair market value of a number of shares designated by such rights from the date of grant to the date of exercise. The number of shares subject to a stock appreciation right shall be counted against the individual limit on the maximum number of shares that may be awarded to any employee during any three consecutive calendar year period, and against the maximum number of shares which may be delivered under the Plan.

Subject to Section 3, the Committee may grant other share-based awards to any eligible employee for no cash consideration, if permitted by applicable law, or for such consideration as may be determined by the Committee and specified in the grant. Such grants may include restricted shares. The Committee may specify such criteria or periods for payment as it shall determine, and the extent to which such criteria or periods have been met shall be conclusively determined by the Committee. Other share-based grants may be paid in shares or other consideration related to shares, as specified by the grant, and, subject to the requirements of Section 3, shall have such terms and conditions as shall be determined by the Committee.

8. TRANSFERS

Except as otherwise provided by the appropriate committee, awards under the Plan are not transferable other than by will or the laws of descent and distribution. A transferred award may be exercised by the transferee only to the extent that the grantee would have been entitled had the award not been transferred. Notwithstanding anything herein to the contrary, the transfer of Incentive Stock Options shall be limited as required by the Internal Revenue Code and applicable regulations.

9. ADJUSTMENTS

In the event of any alteration to the capital structure of the Company, whether by way of reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or similar event affecting shares of the Company, the following shall be equitably adjusted by the appropriate committee: (a) the number and class of shares (i) reserved under the Plan, (ii) for which awards may be granted to an individual, and (iii) covered by outstanding awards denominated in shares or share units, (b) the prices relating to outstanding awards, and (c) the appropriate fair market value and other price determinations for such awards; provided, that in no event shall the per share exercise price of an option or subscription price of an award be reduced to an amount that is lower than the nominal value of a share.

10. GENERAL PROVISIONS

The Company shall have the right to deduct from any cash payment made under the Plan any taxes required by law to be withheld. It shall be a condition to the obligation of the Company to deliver shares that the participant pay the Company such amount as it may request for the purpose of satisfying any such tax liability. Any award under the Plan may provide that the participant may elect, in accordance with any regulations issued by the appropriate committee, to pay the amount of such withholding taxes in shares.

No person, estate or other entity shall have any of the rights of a shareholder with reference to shares subject to an award until a certificate or certificates for the shares have been delivered to that person, estate or other entity. The Plan shall not confer upon any non-employee director or employee any right to continue in that capacity. The laws of Ohio shall govern the Plan and all determinations made and actions taken pursuant hereto, to the extent not governed by the laws of the United States.

11. AMENDMENT

The Board of Directors of the Company may alter, amend or terminate the Plan from time to time, except that the Plan may not be amended without shareholder approval to (i) materially increase the aggregate number of shares which may be issued, (ii) increase the maximum number of shares which may be granted to any employee, (iii) grant options or stock appreciation rights at a purchase price below fair market value on date of grant, or (iv) materially modify the requirements as to eligibility for participation in the Plan, or in any respect as to which shareholder approval is required under the rules of the New York Stock Exchange, provided that the Company is subject to such rules at the time of the amendment. The provisions of the Plan pertaining to the awards to non-employee directors may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

12. EFFECTIVE AND TERMINATION DATES

The Plan became effective when it was approved by shareholders holding a majority of the Company’s outstanding common shares entitled to vote at the 2004 annual meeting of shareholders.

No awards shall be granted under the Plan after December 31, 2013. Awards granted before that date shall remain valid thereafter in accordance with their terms.

13. COMPLIANCE

Notwithstanding any other provision of this Plan, (a) the Company shall not be obliged to issue any shares pursuant to an award unless at least the nominal value of each such newly issued share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an award is obliged to make such payment) and (b) the Company shall not be obliged to issue or deliver any shares in satisfaction of awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.